Exhibit 99.1

Station Casinos to Issue $400 Million

of 7 3/4% Senior Notes

LAS VEGAS—(BUSINESS WIRE)—August 1, 2006—Station Casinos, Inc. (NYSE: STN—News; “Station” or “the Company”) today announced it has agreed to issue $400 million of 7 3/4% senior notes due August 15, 2016.  Proceeds from the sale of the notes will be used to reduce a portion of the amounts outstanding on the Company’s revolving credit facility. Such borrowings were used for capital expenditures and general corporate purposes, including the repurchase of shares of the Company’s common stock previously authorized for repurchase by the Company’s Board of Directors.

Company Information

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley’s Casino & Brewing Company and The Greens in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

CONTACT:	Station Casinos, Inc., Las Vegas
Glenn C. Christenson, 800-544-2411 or 702-495-4242
Executive Vice President/Chief Financial Officer/Chief Administrative Officer/Treasurer
or
Thomas M. Friel, 800-544-2411 or 702-495-4210
Vice President of Finance/Corporate Controller
or
Lori B. Nelson, 800-544-2411 or 702-495-4248
Director of Corporate Communications